CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 24, 2012 relating to the financial statements and financial highlights of Baron Partners Fund, Baron Focused Growth Fund, Baron International Growth Fund, Baron Real Estate Fund and Baron Emerging Markets Fund, each a portfolio of Baron Select Funds, which report appears in the December 31, 2011 Annual Report to Shareholders of the Baron Select Funds, which annual report is also incorporated by referenced into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Registered Public Accountants” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

New York, New York

April 26, 2012